Exhibit 10.8

AMENDED AND RESTATED
CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Restated Agreement”) is entered into as of this 15th day of November 2005 by and between Penn Octane Corporation, a Delaware corporation (“Penn Octane”) and Rio Vista Energy Partners L.P., a Delaware limited partnership (“Rio Vista”) (Penn Octane and Rio Vista collectively, the "Company") and Jerome B. Richter, an independent contractor ("Consultant"), as follows:

Recitals

WHEREAS, the Company and Consultant are parties to a Consulting Agreement dated on or about July 19, 2005 (the “Agreement”); and

WHEREAS, the Company and Consultant wish to amend and restate the Consulting Agreement, in full, as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the parties agree as follows:

Section 1: Engagement of Services

1.1          Services Performed by Consultant. Consultant shall serve as a special advisor to the board of directors of Penn Octane and the board of managers of Rio Vista and shall provide the following services (the “Services”) to the Company: assistance with the Company’s sale of all or part of its LPG assets and business, assistance with other transactions (including restructurings) involving the Company as mutually agreed by the parties and such other services that the Company may reasonably request that are customarily associated with such duties. Consultant’s duties may be reasonably modified at the Company's discretion from time to time. Consultant will report directly to the board of directors of Penn Octane and the board of managers of Rio Vista and will inform the chief executive officer of the Company of matters pertaining to the Services on a regular basis.

Consultant shall at all times faithfully and diligently perform the Services under this Restated Agreement and use Consultant’s best efforts, skill, and attention for the fulfillment of the Services and the interests of the Company. Consultant shall have discretion and control of the rendering of the Services and the manner in which said Services are performed. Consultant shall perform all such Services under the name and as a representative of the Company to any third parties engaged in discussions with the Company. Unless otherwise agreed to by the parties, Consultant shall have no obligation to work any particular hours or days, nor shall Consultant be obligated to devote full time to the performance of the Services.

1.2          Company Affiliates. Consultant acknowledges and agrees that the Company may, from time to time, request Consultant to provide the Services or such other related services to any of the Company’s Affiliates, subject to the terms and conditions of this Restated Agreement. For purposes of this Restated Agreement, “Affiliates” shall mean a parent company, or an affiliated or subsidiary corporation or any other legal entity that is owned, whether entirely or partially, or controlled by the Company. As used in this definition, "owned or controlled by" means owns or holds the right to vote any of the stock or units of such entity, including without limitation, the Company’s affiliated limited partnerships and limited liability companies in the United States and the Company’s affiliated entities in Mexico. To the extent that the Consultant provides any services to the Affiliates, such Affiliates would have all the rights and benefits provided to the Company hereunder, as if such Affiliates were the Company.

1.3          Independent Contractor. Consultant enters into this Restated Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Consultant look to the Company as his employer, or as a partner, agent, or principal. There shall be no tax withholdings taken from any Fees paid to Consultant pursuant to this Restated Agreement (including, without limitation, FICA, state and federal unemployment compensation contributions, and state and federal income taxes), and Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant's compensation pursuant to this Restated Agreement. Upon request, Consultant shall provide the Company with proof of such payment.

Consultant will indemnify and hold harmless the Company from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to Consultant’s failure to pay such taxes as well as any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Restated Agreement.

Consultant also understands and agrees that Consultant shall be solely responsible for complying with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the Services to be performed by Consultant under this Restated Agreement. Furthermore, Consultant recognizes that it is Consultant’s responsibility to obtain all insurance coverage (including workers’ compensation) for Consultant. Upon request, Consultant shall provide the Company with proof of such coverage.

1.4          Agency. It is expressly understood and agreed that Consultant shall only represent the Company to the extent authorized by this Restated Agreement, and in no other way, and that Consultant shall not be an agent of the Company. In this regard, Consultant shall have no authority to enter into any agreements or other binding obligations on the Company's behalf without the prior written authorization of the Company, and that Consultant shall not hold himself or herself out as an officer, employee or agent of the Company; provided, however, that Consultant may hold himself out as a representative of the Company as specifically authorized by this Restated Agreement or otherwise by the Company.

Section 2: Compensation

2.1          Payment of Fees. In consideration of the Services rendered by Consultant to the Company and/or to the Affiliates, the Company agrees to pay the following fees (“Fees”) to Consultant: an amount equal to two percent (2%) of (i) the net proceeds to the Company resulting from a sale of assets to a third party, and (ii) the net proceeds to the Company from sales of liquefied petroleum gas (“LPG”) to PMI Trading Limited (“PMI”) for any calendar month in which such sales exceed the volumes set forth on Schedule 1 attached hereto (“Excess Volumes”), and only to the extent of net proceeds attributable to such Excess Volumes. For purposes of a sale of assets, net proceeds shall equal the total purchase price for the assets, as adjusted in accordance with the purchase and sale agreement, net of transaction costs. Purchase price adjustments shall not include payment of intercompany debt, and transaction costs shall not include taxes or other costs not directly related to the sale. For purposes of sales of Excess Volumes of LPG, net proceeds shall equal the total sales price of LPG sold to PMI less transaction costs. Transaction costs shall include the cost of LPG purchased from suppliers and other incremental costs associated with the Excess Volumes including transportation and financing costs but shall not include taxes or other costs not directly related to the sale. The Fees will be due and payable to Consultant thirty (30) days following the receipt by the Company of such net proceeds. Consultant shall be entitled to Fees with respect to any such sale of assets or such excess LPG volumes that occur after the date of this Restated Agreement and on or before ninety (90) days following any termination of this Restated Agreement. Consultant shall not be entitled to any Fees with respect to any sale of assets or excess LPG volumes that occur more than ninety (90) days following any termination of this Restated Agreement or more than one year following the date of this Restated Agreement, whichever first occurs. Consultant shall not be entitled to any Fees with respect to any excess LPG volumes after March 31, 2006.

In lieu of cash payment, the Company may, in its sole discretion, offset the amount of any Fees due and payable to Consultant against any amounts owed (whether or not then due or payable) by Consultant to the Company, including without limitation, any amounts owed by Consultant to Penn Octane pursuant to that certain promissory note of Consultant dated April 11, 2000 with a principal amount of $3,196,693.00, as such note may be amended from time to time.

Penn Octane will be responsible for payment of Fees only with respect to net proceeds actually received by Penn Octane. Rio Vista will be responsible for payment of Fees only with respect to net proceeds actually received by Rio Vista. Rio Vista will separately reimburse Penn Octane for any Fees that Penn Octane pays to Consultant on Rio Vista’s behalf, including by way of offset against Consultant’s promissory note to Penn Octane.

In the event of any disagreement between the Company and Consultant with regard to the calculation of Fees, the amount of Fees shall be conclusively determined by the Company’s independent public accountants within thirty (30) days following written request by either the Company or Consultant, and the Fees will be due and payable ten (10) days following such determination.

Nothing contained in this Restated Agreement shall preclude the Company from paying additional fees or compensation to Consultant for services rendered with respect to other mutually agreed transactions. Any understanding regarding such additional fees or compensation will be memorialized in a separate written agreement between the parties.

2.2          Expenses. Consultant shall provide receipts for all actual, reasonable travel and other out-of-pocket expenses incurred by Consultant as necessary in connection with the performance of the Services by Consultant. Consultant agrees to submit to the Company such documentation as may be necessary to substantiate all such expenses and reimbursements for deduction by the Company as reasonable and necessary under Section 162 of the Internal Revenue Code. No expense claim more than ninety (90) days old shall be reimbursed.

2.3          Taxes. Fees do not include taxes. To the extent that Consultant is required to pay any federal, state or local income, sales, use, property or value-added taxes based upon the Fees and/or the Services provided under this Restated Agreement, such taxes shall be the sole responsibility of Consultant.

Section 3: Term; Termination

3.1           Term. The term of this Restated Agreement shall begin on the date first set forth above and shall continue until the earlier of (i) termination in accordance with the provisions of this Section 3.1, and (ii) one year from the date of this Restated Agreement. Each of the Company and Consultant may terminate this Restated Agreement, with or without cause, upon thirty (30) days’ written notice to the other party. The provisions of Sections 1.3, 2.1, 4, 5, 6, 9, and 10 shall survive the expiration or termination of this Restated Agreement.

3.2          Final Payments. Following termination of this Restated Agreement in accordance with Section 3.1, any accrued, but unpaid, Fees shall be shall be paid to Consultant in accordance with Section 2.1. Within thirty (30) days following the date of such termination, Consultant shall submit a final expense reimbursement request to the Company in accordance with Section 2.2.

Section 4: Confidentiality.

4.1          Duty to Maintain Confidential Information.

(a)          The Company and the Affiliates have previously furnished to Consultant, and may continue to furnish to Consultant, such information, proprietary data and access to the Company’s personnel and records (all such information and access, “Information”) as reasonably necessary and/or appropriate for Consultant to perform the Services, the confidentiality of which gives the Company and the Affiliates a competitive advantage in its business. As used herein, the term “Information” is to be broadly construed and includes, but is not limited to, (i) presentations, ideas, trade secrets, processes, systems, techniques, formulas, source and object code, data, programs, know-how, flowcharts, methods, compounds, diagrams, drawings, models, specifications, improvements, discoveries, developments, designs, and other works of authorship, whether patented or registered for trademark or copyright protections, if any, (ii) information regarding marketing, sales, licensing, accounting, product or service development, assets, competitive analyses, unpublished financial statements, budgets, forecasts, prices, costs, business plans, research and development plans, clients, client marketing, research and any other confidential client activity, suppliers, and employees, (iii) information relating to potential acquisitions, dispositions and financing of the Company and Affiliates, and (iv) any other information of the type which the Company and/or the Affiliates have a legal obligation to keep confidential or which the Company and/or Affiliate treats as confidential or proprietary, whether or not owned or developed by the Company or the Affiliates. The term “Information” shall also include any and all such Information pertaining to the Company, its Affiliates, and their respective customers and suppliers.

(b)           During the time that this Restated Agreement remains in effect and at all times thereafter, Consultant agrees:

(1)          to keep the Information confidential and not to copy, publish, transmit, or disclose to others or allow any other party to copy, publish, transmit, or disclose to others, any Information, except in accordance with Consultant's fiduciary duty to the Company pursuant to this Restated Agreement and in furtherance of the interests of the Company and the Affiliates;

(2)          to use the Information exclusively for the purpose of performing the Services under this Restated Agreement and for no other purpose; and

(3)          that the Information is, shall be, and shall remain the exclusive property of the Company and the Affiliates, and Consultant shall neither have nor acquire any right, title, or interest therein.

(c)           The foregoing confidentiality obligations of Consultant shall not apply to any information that (i) is a matter of public knowledge (from a source or sources other than Consultant), (ii) is independently developed by a person not a party to this Restated Agreement without the use, directly or indirectly, of the Information, or (iii) is required by law or the order of any court or governmental agency, or in any litigation or similar proceeding to be disclosed, provided that Consultant shall, prior to making any such required disclosure, notify the Company and/or the Affiliate in sufficient time to permit them to seek an appropriate protective order.

4.2.          Third Party Information. Consultant understands that the Company and the Affiliates have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty of the Company and the Affiliates to hold such information in confidence and to use it only for the limited, authorized purpose of performing its obligations to the third party. Both during and after the term of this Restated Agreement, Consultant will hold all Third Party Information in the strictest confidence and will not disclose, misappropriate, disseminate, publish, or use it in any manner or form, except as required by the Services for the Company and/or the Affiliates or as expressly authorized in writing by an officer of the Company and/or the Affiliates.

4.3          Breach of Confidentiality. Both parties agree that in the event of a breach, threatened breach, violation, or evasion of the terms of this Section 4, immediate and irreparable injury shall occur to the Company and/or its Affiliates, that such injury may be impossible to measure or remedy in monetary damages, and the Company and/or the Affiliates shall be authorized to seek all equitable remedies, including injunctive relief or specific performance, in addition to any other legal or equitable remedies that may be available under this Restated Agreement and/or at law.

4.4          Return of Company Information. Upon termination of this Restated Agreement or upon request by the Company and/or the Affiliates, Consultant will promptly deliver to the Company and the Affiliates all drawings, notes, memoranda, presentations, brochures, specifications, programs, reports, and other documents and manifestations, with all copies and any other materials containing or disclosing any Information, Third Party Information or any other materials related to the Company or the Affiliates or the Services, whether prepared by Consultant or another party. Consultant agrees not to retain any written, electronic or other tangible material containing or concerning any Information or Third Party Information of the Company and/or the Affiliates and to maintain the confidentiality of this Information, Third Party Information and materials in the future.

4.5          Trading in Company Securities. Consultant shall not buy, sell or conduct any other transaction in or relating to the securities of the Company at any time when Consultant is in possession of material, nonpublic information concerning the Company, its Affiliates, or its or their securities. Notwithstanding the foregoing, Consultant may buy, sell or conduct any other transaction in the securities of the Company directly with the Company or an Affiliate of the Company at any time. The restrictions contained in this Section 4.5 shall not apply with respect to information that has been publicly disclosed by the Company in a manner consistent with the provisions of Rule 101(e) of Regulation FD promulgated under the Securities Exchange Act of 1934.

4.6          Termination of Obligations. Consultant’s obligations under this Section 4 shall terminate two (2) years after the termination or expiration of this Restated Agreement.

Section 5: Assignment of Ownership

5.1          Work Product.

(a)          Consultant agrees and hereby intends that all information, trade secrets, data, discoveries, programs, business plans, documents, materials and works of authorship or other intellectual property arising out of, resulting from, related to, or in connection with the Services provided by Consultant, or otherwise conceived or discovered by Consultant, alone or with others, under this Restated Agreement, or in connection with services rendered by Consultant to the Company or the Affiliates before the date of this Restated Agreement (collectively, the “Work Product”) are specially ordered or commissioned works and shall be considered work made for hire as provided in the U.S. Copyright Act (17 U.S.C. 101(2)). All Work Product and the benefits thereof shall immediately and automatically be the sole and absolute property of the Company and/or the Affiliates, as the case may be.

(b)          In addition to the foregoing, Consultant hereby irrevocably assigns, conveys and transfers to the Company and/or to the Affiliates, their successors and assigns, as the case may be, all of Consultant’s right, title and interest worldwide in all copyrights, patents, trade secrets, confidential and proprietary rights in and to the Work Product, including any derivations or modifications thereto and any associated moral rights, and any other work product created by Consultant for the Company or the Affiliates or during any time Consultant is performing services for the Company or the Affiliates. Further, Consultant agrees to execute, verify and deliver such additional assignment documentation with respect to the Work Product as the Company or the Affiliates may request from time to time. If Consultant has any rights in and to the Work Product that cannot be assigned, (i) Consultant hereby unconditionally and irrevocably agrees to waive and hereby does waive enforcement of such rights against Company and the Affiliates, their successors, assigns and licensees, and (ii) Consultant agrees to grant and hereby does grant to Company and the Affiliates, their successors, assigns and licensees, a royalty-free, worldwide, perpetual, irrevocable, exclusive license to use, copy, modify, transfer, offer for sale and distribute the Work Product for any and all legal purposes. In addition, Consultant shall assist the Company and the Affiliates in obtaining patents, copyrights and any other available legal protection for the Work Product.

(c)          Nothing in this Section 5.1 shall be interpreted to alter or modify Consultant’s status as an independent contractor.

5.2          Enforcement of Rights. Consultant shall assist the Company and the Affiliates in every proper way to obtain, and enforce the Company’s and/or the Affiliates’ United States and foreign rights relating to the Work Product or the Information in any and all countries. To that end, Consultant shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company or the Affiliates may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such rights and the assignment thereof. If the Company or the Affiliates are unable for any reason to obtain Consultant’s signature, after reasonable effort, on any documentation needed in connection with the foregoing obligations, Consultant hereby irrevocably designates and appoints the Company and the Affiliates and their duly authorized agents as Consultant’s attorney-in-fact to act for and on Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5 with the same legal force and effect as if executed by Consultant. Consultant hereby irrevocably waives and assigns to the Company and the Affiliates, any and all claims, of any nature whatsoever, which Consultant now or may hereafter have against the Company and/or the Affiliates for infringement with respect to any Work Product.

Section 6: Restrictive Covenants

6.1          Conflict of Interest. During the period of Consultant’s engagement with the Company, without the prior written consent of the Company: (a) Consultant shall not directly or indirectly engage in any employment, occupation, consulting, or other business activity which the Company determines in good faith to be in competition with the Company or its Affiliates; and (b) Consultant shall not usurp or take advantage of any such business activity without first offering the opportunity to the Company and/or the Affiliates.

6.2          Compliance with Laws. Consultant agrees that in the course of fulfilling Consultant’s responsibilities under this Restated Agreement, he shall not engage in any conduct, furnish any information or take any other action which would violate or cause the Company to violate any United States law or lose any United States federal tax benefits, including but not limited to any of the activities described in or prohibited by The Foreign Corrupt Practices Act of 1977, Section 999 of The Internal Revenue Code of 1986, The Export Administration Act of 1984, and all regulations promulgated thereunder. Furthermore, Consultant agrees that in performing the Services he will comply with and avoid violation of any other applicable laws of the Mexico, the United States of America, the State of Texas and any other jurisdiction or political subdivision thereof, including regulations, rules and orders promulgated under such laws and customs having the effect of law. Without limiting the generality of the foregoing, Consultant will not make any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any government official, political party, party official, or candidate for public or political office to induce such persons to use their influence with a government or instrumentality in order to obtain an improper business advantage for Consultant or the Company. Consultant will not retain any sub-agent or representative in connection with the performance of the Services without the prior written consent of the Company.

6.3          Equitable Remedies. Consultant acknowledges that irreparable injury will result to the Company from violation of any of the terms of this Restated Agreement, specifically those identified under Sections 4, 5 and 6. Therefore, Consultant expressly agrees that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction (without notice and without the necessity of posting a bond) or other equitable remedy respecting such violation or continued violation.

Section 7: Consultant’s Representations.

7.1          No Conflicts. Consultant represents and warrants that performance of this Restated Agreement does not and will not breach any other agreement to which Consultant is a party. Consultant further represents and warrants that Consultant has not entered into, and agrees not to enter into, any agreement, either oral or written, in conflict with or in violation of this Restated Agreement.

7.2          Binding Obligation. Upon its execution and delivery, this Restated Agreement shall constitute the valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

Section 8: Company’s Representations

8.1          Authority. Company represents that it has the full power and authority to enter into and perform this Restated Agreement and that the Company has authorized the execution, delivery, and performance of this Restated Agreement.

8.2          Binding Obligation. Upon its execution and delivery, this Restated Agreement shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

Section 9: Indemnification

9.1          Indemnification. Consultant shall indemnify the Company and the Affiliates and their respective directors, officers, managers, employees, general and limited partners, stockholders, agents, affiliates, attorneys, successors and assigns (collectively, the "Indemnified Parties") from and against any and all third party claims, losses, damages, liabilities and costs (including legal and other professional fees and expenses), joint or several, to which such Indemnified Parties may become subject relating to or arising out of Consultant's actual breach of his obligations under this Restated Agreement. Consultant shall reimburse the Indemnified Parties for all expenses (including legal and other professional fees and expenses) incurred in connection with the investigation, preparation or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not any of the Indemnified Parties is a party to such claim or action.

Section 10: Miscellaneous

10.1.        Assignment. This Restated Agreement and the Services to be provided hereunder may not be assigned or otherwise transferred by Consultant, or by operation of law, without the prior written consent of the Company. The Company may assign or transfer this Restated Agreement to any Affiliate, without the consent of Consultant. The Company’s assignment of this Restated Agreement to any Affiliate shall in no way affect Consultant’s obligations under this Restated Agreement.

10.2         Waiver and Amendments. No waiver, amendment or modification of any provision of this Restated Agreement shall be effective unless consented to by both parties in writing. No failure or delay by either party in exercising any right, power or remedy under this Restated Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any breach of any covenant or provision contained herein shall be deemed a waiver of any preceding or succeeding breach thereof or of any other covenant or provision. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

10.3         Notices. Any notice or communication provided for or required by this Restated Agreement to be in writing shall be: (a) hand delivered, (b) sent by certified mail with full postage, or (c) sent by overnight courier service with proof of delivery. Any notice so sent shall be deemed received upon the earlier of an actual receipt or three business days after proper posting. The addresses of the parties shall be as indicated below, but the parties may change their notice addresses by giving written notice of such change to the other party at its current address in accordance with this Section.

If to Consultant:	Jerome B. Richter
335 Tomahawk Drive
Palm Desert, California 92211

If to Company:	Penn Octane Corporation
Rio Vista Energy Partners L.P.
Attn: Chief Executive Officer
820 Gessner Road, Suite 1285
Houston, Texas 77024

With a copy to:

Kevin W. Finck, Esq.
Two Embarcadero Center, Suite 1670
San Francisco, California 94111

10.4         Professional Fees. In the event of the bringing of any action, suit, or arbitration by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, or provisions arising out of this Restated Agreement, the prevailing party shall be entitled to recover all costs and expenses of that action, suit, or arbitration, at trial, in arbitration, or on appeal, and in collection therewith, including but not limited to, reasonable attorneys' fees, accounting, and other professional fees resulting therefrom.

10.5         Legal and Equitable Remedies. Due to the personal and unique nature of Consultant’s services pursuant to this Restated Agreement, and because Consultant shall become acquainted with and have access to the Company’s proprietary information, the Company shall have the right to enforce this Restated Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights and remedies that the Company may otherwise have to enforce this Restated Agreement.

10.6         Arbitration. Any controversy or claim arising out of or relating to this Restated Agreement (other than claims for preliminary injunctive relief or other prejudgment or equitable remedies) shall be settled by binding arbitration in Houston, Texas or Los Angeles, California (at the election of the party commencing the action) in accordance with the Commercial Rules of the American Arbitration Association then in effect, and judgment upon an award rendered in such arbitration may be entered in any court having jurisdiction thereof.

BOTH PARTIES HAVE READ AND UNDERSTAND THIS SECTION 10.6, WHICH DISCUSSES ARBITRATION. THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTIES' RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN CONSULTANT AND THE COMPANY.

10.7         Severability. Should any one or more of the provisions of this Restated Agreement be determined to be illegal or unenforceable, all other provisions of the Agreement shall be given effect separately from those provisions of this Restated Agreement so determined and the other provisions shall not be affected by the illegality or unenforceability.

10.8         Representation by Counsel; Interpretation. Each party to this Restated Agreement acknowledges that such party has caused this Restated Agreement to be reviewed and/or had the opportunity to have it approved by legal counsel of such party’s own choice. Consultant acknowledges and agrees that the Law Offices of Kevin Finck has represented the Company, not Consultant, in connection with the preparation and execution of this Restated Agreement and that the Law Offices of Kevin Finck may continue to represent the Company in matters related to this Restated Agreement and otherwise. Consultant has been advised to obtain independent legal counsel in such connection. The Company acknowledges and agrees that the Law Offices of Kevin Finck has represented and may continue to represent Consultant in matters unrelated to this Restated Agreement. The parties hereby waive any claim of conflict of interest based on the foregoing. The parties have negotiated the provisions of this Restated Agreement, and any presumption that an ambiguity contained in this Restated Agreement shall be construed against the party that caused this Restated Agreement to be drafted shall not apply to the interpretation of this Restated Agreement.

10.9         Governing Law and Venue. This Restated Agreement has been entered into in the State of Texas and shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws of Texas. All claims, arbitrations and lawsuits in connection with this Restated Agreement must be brought in Harris County, Texas or Los Angeles County, California. Consultant and Company hereby agree to this jurisdiction and venue.

10.10        Entire Agreement. This Restated Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, understandings, discussions, and/or commitments of any kind with respect to the subject matter hereof, including without limitation the Consulting Agreement between the parties dated on or about July 19, 2005. This Restated Agreement may not be amended or supplemented, nor may any right hereunder be waived, except in writing signed by each of the parties.

10.11        Severability. If any provision of this Restated Agreement is declared void, or otherwise unenforceable, such provision shall be deemed to be severed from this Restated Agreement, which shall otherwise remain in full force and effect.

10.12        Survival. The provisions of Sections 1.3, 2.1, 4, 5, 6, 9, and 10 shall survive any termination or expiration of this Restated Agreement.

10.13        Further Assurances. The parties shall, from time to time, promptly execute and deliver such further instruments, documents and papers and perform such further acts as may be necessary or proper to carry out and effect the terms of this Restated Agreement.

10.14        Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall have the same legal effect as original signatures.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

"The Company"		"Consultant"

PENN OCTANE CORPORATION

By:	/s/ Charles C. Handly	/s/ Jerome B. Richter
	Charles C. Handly,	Jerome B. Richter
Chief Executive Officer

RIO VISTA ENERGY PARTNERS L.P.

By:	Rio Vista GP LLC, General Partner

By:	/s/ Charles C. Handly
Charles C. Handly,
Chief Executive Officer

Schedule 1

Month	Nominal LPG Volume

July 2005	3,500,000 gallons
August 2005	3,500,000 gallons
September 2005	6,000,000 gallons
October 2005	9,000,000 gallons
November 2005	13,000,000 gallons
December 2005	13,000,000 gallons
January 2006	13,000,000 gallons
February 2006	13,000,000 gallons
March 2006	9,000,000 gallons